UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Lawson Products, Inc.

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Lawson Products, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 12, 2015
________________

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company”, “Lawson”, “we” & “our”), which will be held at 8770 West Bryn Mawr Avenue, Room 933, Chicago, Illinois, 60631 on May 12, 2015 at 10:00 a.m., Central Time.

What will I be voting on?

(1) Election of three directors to serve three years (see page 5);

(2) Ratification of the Appointment of BDO USA, LLP (see page 8); and

(3) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 18, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2014 Annual Report on Form 10-K. We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process will provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company's 2014 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

By Order of the Board of Directors
Neil E. Jenkins
Secretary

Chicago, Illinois
March 27, 2015

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 12, 2015
________________
QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

(1)	Revoking it by written notice to Neil E. Jenkins, our Secretary, at 8770 West Bryn Mawr, Chicago, Illinois, 60631 before your original proxy is voted at the Annual Meeting;

(2)	Delivering a later-dated proxy (including a telephone or Internet vote); or

(3)	Voting in person at the meeting.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Lawson common stock that you owned at the close of business on March 18, 2015.

How many shares are entitled to vote?
There are 8,706,467 shares of Lawson common stock outstanding as of March 18, 2015 and entitled to be voted at the meeting. Each share is entitled to one vote.

How many votes are needed for the proposals to pass?

•	Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.

•	If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.

•	In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees.

•
Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don't return my proxy card and don't attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you are not a holder of record, your record holder cannot vote your shares without your specific instructions on the election of directors because this proposal is considered a non-routine matter. Therefore, banks, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

“Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

•	As required by law;

•	To the inspectors of voting; or

•	In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement will be available to stockholders on or about April 1, 2015, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 18, 2015 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $7,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at eight members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2018.

THE THREE NOMINEES FOR THE BOARD OF DIRECTORS

Nominees to Serve Until 2018

Name	Age	First Year Elected Director
Andrew B. Albert	69	2009
I. Steven Edelson	55	2009
Thomas S. Postek	73	2005

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua's Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm; and Transco, Inc., a diversified industrial company. Mr. Albert serves on the Board of Directors of the National Parkinson's Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995.  Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago based private equity investment firm. Mr. Edelson has more than 25 years of real estate transaction experience. Currently Mr. Edelson is a Managing Member of the Lake Erie Crushers, a professional minor league baseball team in the independent Frontier League.  Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem.  Mr. Edelson is a Trustee at the Truman Institute for Peace. Mr. Edelson is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became an NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

Thomas S. Postek is a Chartered Financial Analyst currently affiliated with Geneva Advisors since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences, along with Mr. Postek's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Directors to Serve Until 2016

Name	Age	First Year Elected Director
James S. Errant	66	2007
Lee S. Hillman	59	2004
Michael G. DeCata	57	2013

Directors to Serve Until 2017

Name	Age	First Year Elected Director
Ronald B. Port, M.D.	74	1984
Wilma J. Smelcer	66	2004

James S. Errant developed, owned and operated thirteen restaurants over 38 years from 1973 - 2011. Mr. Errant was involved in all facets of the business including: design and construction, concept and product development, marketing, finance management, and employee management. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Mr. Hillman has served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing bioDensity™ branded, specialty health and exercise equipment, since January 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International ("Power Plate"). In November 2012, PPI Acquisitions, LLC, a consortium headed by Mr. Hillman, reacquired the assets of Power Plate, including the global Power Plate brand, and in January 2013, PPI Acquisitions merged with Performance Health Systems. Mr. Hillman leads the combined company, serving as its CEO, now named Performance Health Systems, LLC. Mr. Hillman has served as a member of the Board of Directors as well as a member of the audit committees of: HealthSouth Corporation, Wyndham International, and RCN Corporation. Currently, he serves as Trustee and member of the audit committee at Adelphia Recovery Trust. These professional experiences, along with Mr. Hillman's particular knowledge and experience in managing and restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly-traded U.S. and international companies and as a former audit partner of an international accounting firm, qualify him to serve as a Director.

Michael G. DeCata was appointed on September 24, 2012 as President and Chief Executive Officer of the Company. He was elected to the Board of Directors in 2013. Prior to his appointment, Mr. DeCata worked in private equity, conducting acquisition analysis and due-diligence for private equity firms in New York, Connecticut and Boston from 2009 to 2012. Prior to that, he was President of Chefs' Warehouse, a $300 million specialty food distributor with distribution centers in New York City, Baltimore, Los Angeles, San Francisco and Las Vegas from 2006 to 2009. From June 2008 until June 2013, he served on the Board of Directors of Crescent Electric Supply, one of the largest electrical distributors in the United States. Prior to his position at the Chefs' Warehouse, he led the Contractor Supplies Division of United Rentals, a $4.0 billion construction equipment rental company. Mr. DeCata also led Fleet Operations at United Rentals which included the acquisition of new construction equipment as well as maintenance of the fleet and sales of used equipment. From 1997 until 2002 he led the eastern region of WW Grainger. The eastern region generated over $1.4 billion in sales, and consisted of 152 branch locations and a team of approximately 2,000. Mr. DeCata began his career at General Electric and worked in a variety of cross-functional as well as cross-business positions from 1979 until 1997. His GE positions included GE Plastics, GE Semiconductor, GE Robotics & Factory Automation, GE Capital, GE Power Systems, GE Utility and Industrial Sales Division and others. These professional experiences qualify him to serve as a Director.

Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. Dr. Port is a retired physician. Dr. Port has been a director of the Company since 1984 and is the son of the founder of the Company. Dr. Port's long-term successful stewardship of the Company as a Director and the unique perspective and knowledge gained from his relationship with the Company's founder qualify him to serve as a Director.

Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences, along with Ms. Smelcer's extensive financial knowledge, qualify her to serve as a Director.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP

The Audit Committee of the Board of Directors has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of BDO USA, LLP be ratified by stockholders.

Audit services provided by BDO USA, LLP for the fiscal year ended December 31, 2014 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, BDO USA, LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By BDO USA, LLP" for a description of the fees paid to BDO USA, LLP in 2013 and 2014, respectively.

One or more representatives of BDO USA, LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of BDO USA, LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 18, 2015 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of the Company's shares of common stock issued and outstanding as of March 18, 2015 is 8,706,467.

	Sole Dispositive Power		Shared Dispositive Power		Restricted Stock Awards (1)	Total	%
Five Percent Stockholders
Trusts for the benefit of Dr. Port's family	—		1,269,678	(2)	—	1,269,678	14.6%
KDI Capital Partners, LLC	—		800,877	(3)	—	800,877	9.2%
4101 Lake Boone Trail
Raleigh, North Carolina 27607
Dimensional Fund Advisors LP	671,772	(4)	—		—	671,772	7.7%
6300 Bee Cave Road
Austin, Texas 78746
Van Den Berg Management, Inc.	659,912	(5)	671,772		—	671,772	7.7%
805 Las Cimas Parkway
Austin, Texas 78746
Mario J. Gabelli	551,340	(6)	—		—	551,340	6.3%
One Corporate Center
Rye, New York 10580
Jenna Walsh	14,660		437,989	(7)	—	452,649	5.2%
Samantha Borstein	1,660		437,988	(8)	—	439,648	5.0%
James K. Gardner, Trustee	—		875,977	(9)	—	875,977	10.1%

Non-Executive Directors
Andrew B. Albert	31,940		—		3,589	35,529	0.4%
I. Steven Edelson	16,940		—		3,589	20,529	0.2%
James S. Errant	494,740	(10)	—		3,589	498,329	5.7%
Lee S. Hillman	20,229		—		3,589	23,818	0.3%
Ronald B. Port M.D.	118,395		1,281,041	(11)	3,589	1,403,025	16.1%
Thomas S. Postek	29,525		—		3,589	33,114	0.4%
Wilma J. Smelcer	19,729		—		3,589	23,318	0.3%

Named Executive Officers
Michael G. DeCata	7,500		—		—	7,500	*
Neil E. Jenkins	13,714		—		12,066	25,780	0.3%
Ronald J. Knutson	4,466		—		9,711	14,177	0.2%
Shane T. McCarthy	2,478		—		4,019	6,497	*

All Officers & Directors	759,656		1,281,041		50,919	2,091,616	24.0%

*	Less than 0.1%

(1)	Unvested restricted stock awards, which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company's Common Stock over their respective voting periods.

(2)
Consists of 1,269,678 shares owned by trusts established for the benefit of Dr. Port and his family. Dr. Port and Charles Levun are co-trustees of these trusts, and accordingly share voting and dispositive with regard to those shares.

(3)	Based on a Form 4 filed with the SEC on March 9, 2015.

(4)
Based on Schedule 13G/A filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP beneficially held sole voting power for 659,912 shares and held sole dispositive power for 671,772 shares on December 31, 2014.

(5)	Based on Schedule 13G/A filed with the SEC on February 13, 2014.

(6)	Based on Schedule 13D/A filed with the SEC on March 3, 2014.

(7)
Consists of 437,989 shares of common stock held as co-trustee of the Jenna Walsh Exempt Trust. James Gardner is co-trustee of this trust and those shares are reflected in the shares that he beneficially owns in this table. Jenna Walsh is the daughter of James Errant.

(8)
Consists of 437,988 shares of common stock held as co-trustee of the Samantha E. Borstein Exempt Trust. James Gardner is co-trustee of this trust and those shares are reflected in the shares that he beneficially owns in this table. Samantha Borstein is the daughter of James Errant.

(9)
James Gardner is the co-trustee of the Samantha E. Borstein Exempt Trust (437,988 shares) and the Jenna Walsh Exempt Trust (437,989 shares), Samantha Borstein is co-trustee of the Samantha E. Borstein Trust and Jenna Walsh is co-trustee of the Jenna Walsh Exempt Trust. Mr. Gardner has no monetary interest in the shares held by the trusts.

(10)	Consists of 24,652 shares held directly by James Errant and 470,088 shares owned by trusts for the benefit of Mr. Errant's family. Mr. Errant is the sole trustee of these trusts.

(11)
Consists of 1,269,678 shares of common stock held along with Charles Levun as co-trustees of trusts formed for the benefit of Dr. Port and his family and 11,363 shares of common stock as financial advisor of a trust.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and CEO may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board is currently held by Ronald B. Port, M.D. and the position of CEO is currently held by Mr. Michael G. DeCata. This separation of the Chairmanship and the CEO position has been in place since 2007. The separation of the Chairmanship and the CEO functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company's stockholders to continue with this structure at this time.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All committees have adopted a charter for their respective committees. These charters may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2014, the directors attended on average, either in person or via teleconference, 100% of the meetings of the Board of Directors and over 99% of the respective committees' meetings on which they served. All of the directors attended the last Annual Meeting held on May 13, 2014. The following chart shows the membership and chairpersons of our board committees, committee meetings held and committee member attendance.

Director	Board of Directors	Audit	Compensation	Financial Strategies	Management Development	Nominating & Corporate Governance
Andrew B. Albert**	4	4	4	2	4	4
Michael G. DeCata	4			4
I. Steven Edelson***	4		4	4	2
James S. Errant	4			4	4	4
Lee S. Hillman	4	9	4*	4*
Ronald B. Port, M.D.	4*			4	4
Thomas S. Postek	4	9*		4
Robert G. Rettig****	2	4	2			2
Wilma J. Smelcer	4	9			4*	4*
Number of Meetings Held	4	9	4	4	4	4

*	Chairperson

**	Mr. Albert was elected to the Audit Committee on May 13, 2014. Mr. Albert served on the Financial Strategies Committee through May 13, 2014.

***	Mr. Edelson was elected to the Management Development Committee on May 13, 2014.

****	Mr. Rettig did not stand for re-election at the Annual Meeting held on May 13, 2014.

The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's Enterprise Risk Management program.

The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Andrew B. Albert and Wilma J. Smelcer. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Messrs. Hillman and Postek are both “audit committee financial experts” as such term is defined by the SEC.

The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and senior management which include the Named Executive Officers whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert and I. Steven Edelson. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code").

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the Company's financial plans and financial structure, monitors the Company's relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding significant capital expenditures. The Financial Strategies Committee consists of Lee S. Hillman (Chair), I. Steven Edelson, James S. Errant, Ronald B. Port, M.D, Thomas S. Postek and Michael G. DeCata.

The Management Development Committee

The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual evaluation process. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert, I. Steven Edelson, James S. Errant and Ronald B. Port, M.D.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Wilma J. Smelcer (Chair), Andrew B. Albert and James S. Errant. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary of Lawson Products, Inc., 8770 West Bryn Mawr, Chicago, Illinois, 60631. In order for a stockholder to nominate a candidate for director, under the Company's Certificate of Incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, a stockholder's notice shall be mailed or delivered to the Secretary of the Company not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year's meeting. The Company's Charter is not inconsistent with the By-Laws' provisions. The Company's Certificate of Incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider a candidate's qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate's technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Determination of Independence

The Company's Board of Directors has determined that directors Andrew B. Albert, I. Steven Edelson, James S. Errant, Lee S. Hillman, Ronald B. Port, M.D., Thomas S. Postek, and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. DeCata, our CEO, is not considered an independent director.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

The Board of Directors Role in Risk Oversight and Assessment

 The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

The Company has a formal Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to provide the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. In connection with the ERM, the Company retained a risk management consultant to assist management in identifying and prioritizing risk along with processes to mitigate such risks. The Company has developed metrics for reporting risks to the Board. Senior management has been tasked with continually assessing risk and communicating risk awareness throughout the Company. The ERM program continued to assess new risks and develop mitigation plans on previously identified risks.

In addition to the formal ERM program, the Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•	The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;

•
The Compensation Committee oversees the Company's compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions; and

•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use or disposition of the Company's assets.

The Company has retained a consulting firm to serve as its internal audit department, which reports to the Audit Committee on a regular basis. Part of the internal audit department's mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the internal audit department carries this out is by evaluating the Company's network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company's business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensure they are accurate and complete and fairly present Lawson's financial condition and results of operations in all material respects.

The Company has also established and communicated to its employees a Code of Business Conduct and maintains an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated web site or through a toll free telephone number. The Company requires annual ethics training of all employees.

Code of Business Conduct

The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all employees and to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company's website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives.

Compensation Risk Assessment

The Compensation Committee has reviewed its compensation programs, including those of its business units, to determine if they encourage individuals to take unreasonable risks and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.

Clawback Policy

In 2011, the Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the erroneous data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy

In 2011, the Board of Directors approved an Anti-Hedging Policy. Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the five standing committees of the Board of Directors describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•	Responsibilities of directors

•	Board size

•	Director independence

•	Attendance at meetings

•	Access to senior management

Copies of these Corporate Governance Principles are available through our website at www.lawsonproducts.com. The Company will also provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This section of the proxy statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers (“NEOs”).

Named Executive Officer	Title
Michael G. DeCata	President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer
Neil E. Jenkins	Executive Vice President, Secretary & General Counsel
Allen D. Jacobson	Senior Vice President, Sales
Shane T. McCarthy	Senior Vice President, Supply Chain

The 2014 Summary Compensation Table on page 34 represents compensation earned by the NEOs in fiscal 2014.

Executive Summary

Overview of 2014 Performance and Compensation

2014 Business Environment and Company Performance

Lawson serves the industrial, commercial, institutional and government maintenance, repair and operations ("MRO") market. Throughout 2012 & 2013, our focus was directed on stabilizing our business through a strategic restructuring plan, identifying and defining key challenges and developing business strategies to increase sales, improve gross margin and reduce operating costs. Our focus in 2014 was to not only invest in the business and improve operationally, but also grow sales, improve the customer experience and transform our culture, improve efficiency and maintain compliance. Our continued efforts in 2014 resulted in the following strategic accomplishments:

•	Grew Sales - We grew sales by 6.0% from $269.5MM in 2013 to $285.7MM in 2014, excluding sales of our non-core Automatic Screw Machine Products, Inc. ("ASMP") subsidiary.

•	Increased Market Capitalization - Our market capitalization increased from $106,071,341 on December 31, 2013 to $232,636,798 on December 31, 2014.

•	Expanded our Sales Team - We increased the number of net active sales representatives from 806 on December 31, 2013 to 916 on December 31, 2014.

•	Sale of ASMP - We finalized the sale of our non-core ASMP subsidiary.

•	Sale-Leaseback of the Reno, Nevada Facility - We sold our Reno, Nevada distribution center and entered into a 10-year lease for approximately one-half of the facility that we had been utilizing.

•	Lean Six Sigma - We expanded our Lean Six Sigma process of continuous improvement into varying aspects of our business.

•
Improved Operational Performance - We continued to improve the fundamentals of our business, measured as improved order completeness and line service levels to our customers as well as reduced customer backorders.

Executive Compensation in 2014 Relative to Company Performance

The Company's 2014 sales and financial performance demonstrated that we have the infrastructure in place to grow the Company by capturing a greater share of the service-based, vendor managed inventory market. The following tables highlight the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company's performance.

Adjusted EBITDA as % of Sales (1)
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
-4.0%
-6.0%
-8.0%
-1.9%
-7.0%
2.5%
4.0%
2.0%
3.1%
6.1%
3.6%
3.4%
5.9%
5.9%
3.9%
Q1 2012
Q2 2012
Q3 2012
Q4 2012
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014

2012 - 2014 Sales Results (in $000s)
$300,000
$250,000
$200,000
$150,000
$100,000

	2012 Sales	2013 Sales	2014 Sales
ASMP (2)	16,925	18,534	2,462
Lawson	273,562	269,503	285,693

(1)	Adjusted EBITDA as % of sales excludes non-recurring costs, severance, stock based compensation and gains/(losses) on disposal of properties.

(2)	ASMP subsidiary disposed of in February 2014.

The total compensation cost of our senior team has been aligned with our business results and the market value of the Company. We are highlighting the aggregate Total Target Direct Compensation ("TDC"), which consists of base salary and annual and long-term incentive opportunities of the Company's NEOs, compared to actual compensation (excluding any one-time payments, such as relocation) for the period 2011 through 2014, as well as the Company's year-end stock price for the same period.

$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
NEO TDC (in $000s)
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Stock Price
$4,474
$2,792
$15.11
$3,733
$3,251
$9.90
$3,954
$3,842
$12.25
$4,065
$4,742
$26.72
2011 (1)
2012 (2)
2013 (3)
2014 (4)
Target Compensation
Actual Compensation
Year End Stock Price

(1)	2011 TDC is $1,500.0; $611.5; $781.8; $1,038.2 and $542.7 for Messrs. Neri, Knutson, Jenkins, Dochelli and Howley, respectively.
2011 actual compensation is $799.9; $405.6; $537.3; $649.6 and $400.0 for Messrs. Neri, Knutson, Jenkins, Dochelli and Howley, respectively.

(2)	2012 TDC is $1,425.0; $660.1; $838.4; $375.3 and $434.6 for Messrs. DeCata, Knutson, Jenkins, Libby and Border, respectively.
2012 actual compensation is $597.7; $700.5; $874.1; $641.0 and $437.4 for Messrs. DeCata, Knutson, Jenkins, Libby and Border, respectively.

(3)	2013 TDC is $1,425.0; $693.0; $861.0; $507.0 and $468.0 for Messrs. DeCata, Knutson, Jenkins, Libby and Tuvell, respectively.
2013 actual compensation is $1,204.9; $766.2; $768.5; $563.3 and $539.2 for Messrs. DeCata, Knutson, Jenkins, Libby and Tuvell, respectively.

(4)	2014 TDC is $1,495.0; $707.9; $879.5; $504.2 and $478.5 for Messrs. DeCata, Knutson, Jenkins, Jacobson and McCarthy, respectively.
2014 actual compensation is $1,673.3; $914.7; $952.7; $620.9 and $580.8 for Messrs. DeCata, Knutson, Jenkins, Jacobson and McCarthy, respectively.

The close relationship between pay and performance has resulted from the 100% performance-based structure of our annual incentive plan ("AIP") and our long-term incentive plan (“LTIP”). In 2014, financial results exceeded our pre-established performance targets set for the 2014 AIP and 2012-2014 long-term incentive plan ("2012-2014 LTIP") as shown below:

•	2014 AIP:

◦	$17.9 million in Adjusted EBITDA, compared to a $14.2 million target

◦	$288.6 million in Net Sales, compared to a $282.0 million target

•	2012-2014 LTIP:

◦
The 2012-2014 LTIP participants agreed to forfeit the entire performance-based cash portion of the LTIP. In replacement of the cash portion, the committee approved a grant of non-qualified stock options and stock performance rights ("SPRs") with a strike price of $10.00 per share, though, as of the grant date, the fair market value of the Company's stock was $7.01. Thus, the above-market strike price required a 43% increase in the value of the stock before the SPRs or the non-qualified options would have realizable value. Additional details are provided in the "Long-Term Incentive Plan" section.

We align the interests of the senior team with our stockholders through our LTIP, which consists solely of performance-based stock-based awards. The NEOs are rewarded for growth in the same manner as stockholders and will only realize value in their awards if the Company's stock price appreciates in value from the date the award is approved by the Board. The following table highlights the stock price from 2011 through 2014, including the period in which the Board elected Michael G. DeCata as President and CEO of the Company.

$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$15.11
$5.96
$7.01
$9.90
$12.25
$26.72
2011 Year End
9/24/2012 (1)
10/2/2012 (2)
2012 Year End
2013 Year End
2014 Year End

(1)	Effective September 24, 2012, the Board elected Michael G. DeCata as President and Chief Executive Officer of the Company.

(2)
Effective October 2, 2012, the NEOs forfeited their performance-based cash award for the 2012-2014 performance cycle. The NEOs received non-qualified stock options and SPRs in exchange for this forfeiture.

Cash Retention Bonuses

As part of the realignment of the total direct compensation program towards optimal motivation and retention, the Board determined that the services of a number of senior executives, including selected NEOs, were instrumental to the turn-around of the organization. As a result, we implemented a retention compensation plan in 2012. The Board awarded cash retention bonus opportunities (the “Retention Bonus”) payable to Messrs. Knutson, Jacobson and McCarthy in the amounts of $291,200, $191,660 and $156,186, respectively. The payment of the Retention Bonus was made in two equal installments for Mr. Knutson. Messrs. Jacobson and McCarthy received 75% of their Retention Bonus in 2013 and the remaining 25% in 2014. Retention Bonuses were contingent upon the participants' continued employment with the Company through June 30, 2013, and March 31, 2014, respectively. The last installments of the Retention Bonuses were paid in 2014 and are reflected in the Summary Compensation Table.

Employment Agreement with our Chief Executive Officer

Mr. DeCata has been instrumental to our business turnaround and is effectively leading the Company. The Board believes it is important to retain Mr. DeCata with the Company long term, therefore on January 12, 2015, the Company entered into a new employment agreement with Michael G. DeCata, as President and Chief Executive Officer. This agreement replaces and supersedes the original employment agreement, dated October 16, 2012, by and between the Company and Mr. DeCata.

Concurrent with the employment agreement, the Company awarded Mr. DeCata an option to purchase 40,000 shares of our common stock and 380,000 SPRs under the Company’s 2009 Equity Compensation Plan (as amended and restated effective May 13, 2014, the “Equity Plan”). The Board decided to grant Mr. DeCata these awards in lieu of his participation in the LTIP for years beginning in 2015 for Lawson’s other NEOs and selected other executives. We believe we have an effective LTIP, however, to retain Mr. DeCata, we decided to provide a more significant incentive to grow stockholder value.

The majority of Mr. DeCata’s stock options and SPRs were granted at exercise prices above the fair market value of Lawson shares as of the grant date, as follows: (a) 17,143 of the options and 162,857 of the SPRs have an exercise price of $25.16, (b) 13,333 of the options and 126,667 of the SPRs have an exercise price of $29.16 and (c) 9,524 of the options and 90,476 of the SPRs have an exercise price of $33.16. One-third of each tranche of options and SPRs shall vest and become exercisable on the first, second and third anniversaries of the grant date.

2014 Changes to the Compensation Program

Our anticipated 2014 financial performance, along with the individual performance of our executive officers, serves as key factors in determining compensation for 2014. We did not change any compensation programs in 2014; however, the Compensation Committee awarded base salary increases to our CEO and other NEOs.

Corporate Governance Practices Impacting Executive Compensation

The continued focus on our overall pay-for-performance philosophy is supported by the Company's compensation governance framework, which is demonstrated by the following policies:

•	Anti-Hedging Policy - Our Anti-Hedging policy prohibits our directors, NEOs and other key executive officers from hedging the economic interest in the Company securities that they hold.

•
Clawback Policy - Our Clawback Policy protects the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

•	Gross-Up on Change In Control Payments - We do not pay tax gross-ups for change in control payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

•
Independent Compensation Consultant - The Compensation Committee's engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•
Risk Management Program - Our strong risk management program which includes our Compensation Committee's oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

Response to Say-On-Pay Vote

The advisory stockholder vote on the executive compensation for the Company's NEOs (the "Say-on-Pay Proposal") is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 13, 2014, our Say-on-Pay Proposal received approximately 93% support from our stockholders (excluding broker non-votes). The Compensation Committee believes that this stockholder vote strongly endorsed the compensation philosophy of the Company. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2014 Say-on-Pay Proposal. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs. In 2011, the stockholders approved and the Company implemented a triennial frequency for the Say-on-Pay Proposal. The next Say-on-Pay Proposal will occur at the 2017 annual meeting of stockholders.

Compensation Philosophy and Objectives

Our compensation programs are designed to encourage and reward the creation of long-term stockholder value. The Company's executive compensation programs reward executives for the development and execution of successful business strategies that lead to profitable growth. To deliver the appropriate mix of compensation for each NEO, we provide annual cash compensation, which includes a base salary and an annual incentive opportunity, and a long-term incentive opportunity, which is based 100% on increases to share price of the Company's common stock from the date of grant. We believe the mix of these forms of compensation, in the aggregate, balances the reward for each executive's contributions to our Company.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.
Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.
Accountability for Lawson's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive awards. Our executives' compensation increases or decreases are based on how well they achieve the established performance goals and the increase in stockholder value.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance our executive officer total compensation program to promote the achievement of both current and long-term performance goals. The Company’s overall compensation philosophy is to pay at the median of market competitive practices, with the ability of actual pay to exceed market median for exceeding goals. A NEO's compensation opportunity may benchmark above median levels reflecting individual qualifications, experience and position complexity, but the amount of compensation earned and/or realizable is designed to adjust with the results of our performance.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

We maintain two peer groups of companies - a “core” and a “supplemental" group of companies - in order to assist the Company and the Board to understand the current competitiveness of the TDC of the NEOs as compared to market practices. We use the data from the peer groups to benchmark total direct compensation which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to Lawson in terms of industry and size. In 2014, we engaged FGMK, LLC (“FGMK”), an independent advisory firm, to review these peer groups to help determine their continued relevance for helping make sound compensation decisions.

As a result of this review, we made no modifications to the composition of the core peer group from the prior year, which included the same 12 companies as used in our 2013 review. The core peer group consists of a representation of companies within Lawson's industry with revenues and market capitalization similar to that of Lawson. The core peer group companies had 2013 median revenue of approximately $378 million and a market capitalization of $414 million compared to Lawson's 2013 revenue of $288 million and market capitalization of $106 million.

We also did not change the composition of the supplemental peer group. One company in the supplemental peer group was acquired and is no longer included in the supplemental peer group (Flow International Corp). The 2014 supplemental peer group consists of 26 companies, with median revenue of $338 million and market capitalization of $303 million, thus similar to Lawson in terms of size.

The core and supplemental peer groups include the following companies:

Lawson Products, Inc. Core Peer Group
Aceto	Hardinge Inc.
AMPCO-Pittsburgh Corp.	Houston Wire & Cable Inc.
Circor International Inc.	Insteel Industries
Colfax Corp.	Kadant Inc.
DXP Enterprises Inc.	NN Inc.
H&E Equipment Services Inc.	Twin Disc Inc.

Lawson Products, Inc. Supplemental Peer Group
Allied Motion Technologies	MFRI Inc
Badger Meter Inc	P.A.M. Transportation Svcs
Celadon Group Inc	Patrick Industries Inc
Columbus McKinnon Corp	Powell Industries Inc
Culp Inc	Preformed Line Products Co
Dynamic Materials Corp	Starrett (L.S.) Co - CLA
Eastern Co	Sun Hydraulics Corp
Foster (LB) Co	Synalloy Corp
Gorman-Rupp Co	Trex Co Inc
Haynes International Inc	USA Truck Inc
Hurco Companies Inc	Vicor Corp
LSI Industries Inc	Vishay Precision Group Inc
Lydall Inc	Xerium Technologies Inc

The Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to our executives. Compensation for our executives is generally managed within the ranges of compensation paid by companies in the core and supplemental peer groups (“the Peer Group”).

NEO Compensation Competitiveness Compared to the Peer Group

We are summarizing in the following chart how the 2014 TDC of the Company's NEOs, excluding any one-time payments, compares to the core peer group median and 75th percentiles. In addition to his responsibilities overseeing the Finance department, Mr. Knutson is responsible for our Business Analytics group. In addition to overseeing the Legal Department, Corporate Secretary functions, and Real Estate Facilities, Mr. Jenkins also has management responsibility for the Human Resources Department.

	Peer Group Median TDC	Peer Group 75th Percentile TDC	Lawson, in ($000s)
Title			TDC (1)
Michael G. DeCata	$1,554.8	$2,267.3	$1,661.6
President and Chief Executive Officer

Ronald J. Knutson	727.2	999.0	757.4
Executive Vice President, Chief Financial Officer

Neil E. Jenkins	742.6	1,048.6	941.0
Executive Vice President, Secretary and General Counsel

Allen D. Jacobson	514.5	714.4	545.3
Senior Vice President, Sales

Shane T. McCarthy	561.9	793.1	517.9
Senior Vice President, Supply Chain

(1)
Represents the NEO's 2014 base salary, 2014 actual AIP bonus (paid in February 2015) and the grant date fair value of the 2014-2016 LTIP awards. This excludes the Retention Bonuses paid to Messrs. Knutson, Jacobson and McCarthy in 2014.

Elements of Total Compensation

In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which is equity based. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-takings. The Committee believes the mix of these forms of compensation in the aggregate supports the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding the achievement of individual and company goals and aligning the interests of executive officers with those of our stockholders. Our annual and long-term incentive plans provide for additional compensation for achievement above set performance targets such that an executive's compensation may reach the 75th percentile of market levels based upon performance.

The following table describes each executive compensation element utilized in 2014 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Comp. Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
The 2014 AIP was designed to reward specific annual performance against business measures set by the Board. The amount of the 2014 AIP reward was determined by formula and can vary from 0% to 150% of an individual executive's original target incentive.
		X	X	X

2014-2016 Long-Term Incentive Plan
The 2014-2016 LTIP was designed to reward specific performance over a three-year performance cycle. The Committee believes that SPRs align the interests of executives with stockholders in that SPRs only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date. Market Stock Units ("MSUs") were awarded because the award provides a vehicle that has more consistent value delivery compared to cash based performance awards, but also has a direct link to long-term interests of stockholders by rewarding executives for Lawson’s performance measured in relation to pre-established threshold, target and maximum stock prices measured at the end of a three-year performance cycle. The MSUs are scheduled to vest from 0% to 150% of an individual executive's target incentive.
		X	X	X

Other Compensation and Benefit Programs
Lawson offers employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program or other federally provided programs outside of the US. A deferred compensation program is also provided to a select group of our management, including our NEOs, to provide for tax-advantaged savings beyond the limits of qualified plans. Investment choices are market-based.
X

Base Salary

We provide NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our NEOs. Base salary for our executive officers, including the NEOs, represents the level of fixed compensation necessary for attracting and retaining executive talent based upon data for similar positions in our industry peers and across industries where appropriate. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•	Competitive market data;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The ability of the individual to effectively transform our company and culture; and

•	The individual's ability to achieve superior results.

We typically consider adjustments to NEO base salaries on an annual basis as part of our review process, as well as upon a promotion. Our NEOs are eligible to receive the same percentage annual merit percentage increase applicable to all other employees and may receive an increase that is more or less than our merit increase guideline as a result of each NEO's current base salary vs. market levels, changes in duties, performance or retention considerations. 2014 base salary increases were approximately 5%, on average, for the CEO and other NEOs.

The base salaries for the NEOs in 2013 and 2014 were as follows:

Executive Name	2013 Base Salary	2014 Base Salary (1)	Change in Base Salary
Michael G. DeCata	$475,000	$510,000	$35,000
Ronald J. Knutson	330,000	339,900	9,900
Neil E. Jenkins	410,000	422,300	12,300
Allen D. Jacobson	255,546	263,212	7,666
Shane T. McCarthy	230,000	250,000	20,000

(1)	2014 base salaries were effective March 16, 2014 except for Mr. McCarthy, which was effective April 16, 2014 due to his appointment as SVP, Supply Chain.

Annual Incentive Plan

We require our executive officers to be focused on achievement of the critical, strategic and tactical objectives that lead to annual Company success. Therefore, performance goals under our annual incentive compensation plan align their compensation with our annual business objectives. The design of the AIP, the selected performance measures and targets and the timing of payouts are designed to drive positive business performance on an annual basis.

The 2014 AIP

Pursuant to the terms of the 2014 AIP, each Named Executive Officer was assigned a threshold, target and maximum bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 0% to 150% for the CEO and the other NEOs. The 2014 AIP award opportunities at threshold, target and maximum for the NEOs in 2014 are provided in the table entitled “Grants of Plan Based Awards in 2014.”

At the beginning of each year, the Committee approves the assignment of a threshold, target and maximum objective for each financial performance measure. The target objectives are established based upon the operating budget approved by the Board. Once the target objectives are established, the threshold objectives are determined at a level below target and payout for achieving this level of performance is set at 50% of the target payout. The maximum objectives are set above target and payout is set at 50% above the target payout. Actual year-end financial results are compared to plan objectives in order to determine the amount of any executive officer bonus. If actual financial results fall between the threshold and target or the target and maximum objectives, bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the AIP, the Committee has the right to reduce or eliminate any bonus payable to a NEO based upon the Committee's determination of individual performance or other factors it deems relevant. The Committee also has the discretion to adjust performance criteria during a fiscal year if, for example, the initially established performance criteria are rendered unrealistic in light of circumstances beyond the control of the Company and its management. No adjustments were made to the corporate performance criteria during fiscal 2014.

The Company utilized Adjusted EBITDA and Net Sales to align executive compensation with our 2014 business objectives. The award opportunity for the CEO and other NEOs was tied 100% to these two financial performance goals. The award opportunity does not include any individual performance measures. A definition of the two financial measures is provided below:

•
Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization plus/minus other adjustments including incentive compensation, the net market gain or loss of the cash surrender value of life insurance and the deferred compensation liability and other non-routine, non-operating adjustments; and

•	Net Sales includes product sales and billings for freight and handling charges, adjusted for the net effect of foreign exchange changes.

The 2014 AIP financial performance targets were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$11,400	$14,200	$17,700
Payout percentage	50%	100%	150%

Net Sales	$276,300	$282,000	$289,000
Payout percentage	50%	100%	150%

The Compensation Committee approved AIP short-term performance goals to focus our executive officers on business priorities for the upcoming year. Under the 2014 AIP, target opportunities as a percent of each NEO's salary were set as follows:

	2014 AIP Target		2014 AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Net Sales Dollars
Michael G. DeCata	$510,000	100%	60%	40%
Ronald J. Knutson	169,950	50%	60%	40%
Neil E. Jenkins	211,150	50%	60%	40%
Allen D. Jacobson (1)	126,037	50%	40%	60%
Shane T. McCarthy	125,000	50%	60%	40%

(1)
Mr. Jacobson's AIP target is prorated for his tenure as Vice President, Sales (30% AIP target) and Senior Vice President, Sales (50% AIP target) during 2014. Mr. Jacobson was promoted to Senior Vice President, Sales on February 7, 2014.

The 2014 AIP financial performance measure targets and actual results were as follows (dollars in thousands):

		2014 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$17,862	$11,400	$14,200	$17,700
Payout percentage	150.0%	50%	100%	150%

Net Sales	$288,638	$276,300	$282,000	$289,000
Payout percentage	147.4%	50%	100%	150%

•	Adjusted EBITDA

◦
Target Adjusted EBITDA of $14.2 million was established based on the 2014 EBITDA plan plus AIP and LTIP incentives and anticipated severance of approximately $5.5 million. Actual 2014 EBITDA (including our ASMP subsidiary) was $5.4 million. This amount was then adjusted for AIP and LTIP incentives, the gain on the sale of ASMP, the asset impairment of our Reno, NV distribution center and an environmental reserve established for the ASMP building. The aggregate amount of all approved adjustments was $12.4 million resulting in an Adjusted EBITDA of approximately $17.9 million for 2014.

•	Net Sales

◦
Net Sales consisted of the amount reported on our current statement of operations for accounting purposes based upon Generally Accepted Accounting Principles (“GAAP”), adjusted for the net effect of foreign exchange changes in the amount of $2.9 million.

The actual financial results finished above maximum objective for Adjusted EBITDA and between target and maximum objective for Net Sales, therefore, the AIP NEO bonuses were earned above the target level and below maximum level. This resulted in 2014 AIP payouts equal to 149.0% of the aggregate target award opportunity for the CEO and other NEOs.

	2014 AIP Payout
	Target Payout	Actual Payout
Michael G. DeCata	$510,000	$759,696
Ronald J. Knutson	169,950	253,158
Neil E. Jenkins	211,150	314,529
Allen D. Jacobson	126,037	187,089
Shane T. McCarthy	125,000	186,200

Long-Term Incentive Plan

Background - LTIP

The Compensation Committee engaged an independent compensation consultant at FGMK to make LTIP recommendations intended to be competitive with market practices, aligned with the Company's business goals and supportive of the Company's strategy for retaining and motivating leadership talent, as well as rewarding for superior performance. The LTIP design process allows the Committee to evaluate and consider the specific plan components each year. The LTIP is designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, is formulated to be competitive with market practices and aligned with our compensation philosophy and objectives.

2014-2016 LTIP

In 2014, long-term incentive awards were granted to the NEOs in two vehicles: fifty percent (50%) of the total target opportunity was granted in the form of SPRs and fifty percent (50%) in MSUs. The target value of each award and the total 2014-2016 LTIP opportunity to each NEO is as follows:

Executive	SPR Target Award	MSU Target Award	Total 2014-2016 Opportunity
Michael G. DeCata	$237,500	$237,500	$475,000
Ronald J. Knutson	99,000	99,000	198,000
Neil E. Jenkins	123,000	123,000	246,000
Allen D. Jacobson	57,498	57,498	114,996
Shane T. McCarthy	51,750	51,750	103,500

Rationale for 2014-2016 LTIP Awards

Why award SPRs? The SPRs were granted with an exercise price equal to the fair market value of Lawson stock as of the date of grant. SPRs are cash-settled awards that operate in the same manner as stock options in that each participant will only realize value in an amount equal to the difference between fair market value at exercise date and the underlying exercise price. Therefore, NEOs are rewarded for growth in the same manner as stockholders. For the 2014-2016 LTIP, the SPRs were granted with the following terms:

•
The SPRs cliff vest in full on December 31, 2016, provided that the participant remains continuously employed by the Company through such date. Each participant will then have 5 years after this vest date to exercise some or all of the vested SPRs. Additional details on the SPRs include:

◦
The exercise price of the SPR award was equal to $12.88 for all participants with the exception of Mr. Jacobson whose award has an exercise price equal to $13.92, based on the Company's closing stock price on February 7, 2014, the date of Mr. Jacobson's promotion to Senior Vice President, Sales.

◦	The executive will realize ordinary income, if any, on the difference between the exercise price and the fair market value of the SPR at exercise date.

Why award MSUs? MSUs are stock-settled awards that have a direct link to long-term interests of stockholders by rewarding executives for Lawson’s share price change vs. threshold, target and maximum stock price goals as recommended by the Committee, measured over the three-year performance cycle from grant date. The actual number of shares of our common stock issuable under MSUs is therefore variable based on the Company’s stock price over the three-year performance period.

For the 2014-2016 LTIP, the potential value of MSUs will be determined as follows:

•
The number of MSUs that will vest is based upon share price attainment determined by the trailing 30-day average closing price of the Company's common stock on the vest date of December 31, 2016. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2016)	$13.61	$16.00	$20.00
% of Target MSUs Vested	50%	100%	150%

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $13.61, the executive would not receive an award. If the stock price exceeds $20.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2013-2015 LTIP

In 2013, long-term incentive awards were granted to the NEOs in two vehicles: fifty percent (50%) of the total target opportunity was granted in the form of SPRs and fifty percent (50%) in MSUs. The value of each award and the total 2013-2015 long-term incentive opportunity to each NEO is as follows:

Executive	SPR Target Award	MSU Target Award	Total 2013-2015 Opportunity
Michael G. DeCata	$237,500	$237,500	$475,000
Ronald J. Knutson	99,000	99,000	198,000
Neil E. Jenkins	123,000	123,000	246,000
Allen D. Jacobson	25,555	25,555	51,110
Shane T. McCarthy	48,375	48,375	96,750

•
The SPRs cliff vest in full on December 31, 2015, provided that the participant remains continuously employed by the Company through such date. Each participant will then have 5 years after this vest date to exercise some or all of the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $12.18.

◦	The executive will realize ordinary income, if any, on the difference between the exercise price and the fair market value of the SPR at exercise date.

•
The number of MSUs that will vest is based upon share price attainment determined by the trailing 30-day average closing price of the Company's common stock on the vest date of December 31, 2015. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2015)	$12.18	$13.50	$18.00
% of Target MSUs Vested	50%	100%	150%

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $12.18, the executive would not receive an award. If the stock price exceeds $18.00, the the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2012-2014 LTIP

We are summarizing the grant date target value of the forfeited 2012-2014 performance-based cash award vs. the grant date fair value of the stock options and SPRs for each NEO (Mr. DeCata was hired after this program was implemented).

Executive	Cash Granted (1)	Value of Amended Award (2)
Michael G. DeCata	$—	$—
Ronald J. Knutson	131,040	124,880
Neil E. Jenkins	167,535	142,720
Allen D. Jacobson	37,288	22,300
Shane T. McCarthy	30,181	44,600

(1)	Potential performance-based cash opportunities were forfeited in exchange for non-qualified stock options and SPRs.

(2)	50% of the amended award consists of non-qualified stock options and the other 50% are SPRs. Value based upon grant date fair value of $2.23.

The awards granted under the 2012-2014 LTIP to each NEO were as follows:

Executive	Restricted Stock Award	SPR Award (#) (1)	Stock Options Award (#) (2)
Michael G. DeCata	0	0	0
Ronald J. Knutson	2,763	28,000	28,000
Neil E. Jenkins	3,532	32,000	32,000
Allen D. Jacobson	786	5,000	5,000
Shane T. McCarthy	636	10,000	10,000

(1)	SPRs awarded were contingent upon the participant's agreement to cancel the participant's performance-based cash award for this period. The SPRs vested in full on 12/31/2014.

(2)
Non-qualified stock options awarded were contingent upon the participant's agreement to cancel the participant's performance-based cash award for this period. The non-qualified stock options vested in full on 12/31/2014.

2015 Total Direct Compensation Programs

Base Salary

NEO base salary increases are reviewed on an annual basis by the Compensation Committee. Base salary increases were awarded to the NEOs as shown in the table below for 2015, both on the average and aggregate less than 3%. Base salary increases were effective as of March 16, 2015. A base salary increase was not awarded to the CEO as of this date.

Executive	2014 Base Salary	2015 Base Salary
Michael G. DeCata	$510,000	$510,000
Ronald J. Knutson	339,900	360,000
Neil E. Jenkins	422,300	430,750
Allen D. Jacobson	263,212	271,108
Shane T. McCarthy	250,000	256,863

AIP

For 2015, the Compensation Committee approved the same financial performance measures from the 2014 AIP plan: Adjusted EBITDA and Net Sales, which aligns executive compensation with annual business objectives set for the 2015 plan cycle. The respective roles of Messrs. Knutson and Jenkins have expanded over time as the Company has reduced the number of senior executives employed from prior years. As a result, the Compensation Committee recommended an increase to the target incentive opportunities for Messrs. Knutson and Jenkins from 50% of their base salaries in 2014 to 60% of their base salaries in 2015. The table below summarizes the 2015 AIP target payout for achieving target goals for each NEO:

	2015 AIP Target
Executive	Amount	Percent of Base Salary
Michael G. DeCata	$510,000	100%
Ronald J. Knutson	216,000	60%
Neil E. Jenkins	258,450	60%
Allen D. Jacobson	135,554	50%
Shane T. McCarthy	128,432	50%

2015-2017 LTIP

Consistent with prior years, the 2015-2017 LTIP awards are based 100% on increases to the Company’s share price from grant date of the awards in order to closely align the NEOs' interests with those of our stockholders. To reflect their increased roles, the Compensation Committee recommended an increase to the target incentive opportunities for Messrs. Knutson and Jenkins from 60% of their base salaries in 2014 to 80% of their base salaries in 2015.

In 2015, the weighting of the long-term incentive awards granted to the NEOs was changed from 2014: twenty-five percent (25%) of the total target opportunity is to be granted in the form of SPRs and seventy-five percent (75%) in MSUs. The grant date value of each award and the total 2015-2017 long-term incentive opportunity to each NEO is as follows:

Executive	SPR Target Award	MSU Target Award	Total 2015-2017 Opportunity
Michael G. DeCata (1)	$—	$—	$—
Ronald J. Knutson	67,980	203,940	271,920
Neil E. Jenkins	84,460	253,380	337,840
Allen D. Jacobson	29,611	88,834	118,445
Shane T. McCarthy	28,125	84,375	112,500

(1)
Mr. DeCata is not a participant in the 2015-2017 LTIP plan, however, he was granted equity pursuant to his employment agreement entered into on January 12, 2015 as discussed in the "Overview of 2014 Performance and Compensation" section.

The MSUs and SPRs granted in connection with the 2015-2017 LTIP operate in the same manner as the awards granted for the 2014-2016 LTIP. The 2015-2017 SPRs have an exercise price of $25.16. The number of MSUs that will vest is determined based upon the trailing 30-day average closing price of the Company’s common stock on the vest date of December 31, 2017 and according to the following schedule. If the stock price is below $28.00, the executive would not receive an award. If the stock price exceeds $35.00, the the executive would receive 150% of their target award.

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2017)	$28.00	$31.50	$35.00
% of Target MSUs Vested	50%	100%	150%
Benefits and Retirement Plans

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all Company employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

The only non-qualified benefit available exclusively to selected executives is the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of earnings until a later year and, therefore, defer payment of income taxes into retirement years when income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company's deferred compensation liability. Executives in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. Along with other employees, the Company matches 100% of the first 3% and 50% of the next 2% of NEO contributions to the 401(k) plan. The Company does not offer any other post-retirement benefits to the CEO or other NEOs. For 2014, the Company made a profit sharing contribution of 0.5% of eligible earnings.

Perquisites

We occasionally offer relocation benefits to certain executives under our executive relocation policy. However we do not currently offer other perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles.

Separation and Change-in-Control

Employment and Change-in-Control Contracts

Certain executive officers have employment contracts with the Company, as further described in the "Compensation Agreements" section below. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as position elimination in the event of a business reorganization or a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Role of Executives in Setting Compensation

The Company's CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described in the Corporate Governance section under “The Compensation Committee”. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

Compensation Committee Interlocks and Insider Participation

In 2014, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2014 and no member of the Compensation Committee was formerly an employee of the Company.

Role of the Independent Compensation Consultant

In 2014, the Compensation Committee engaged FGMK to perform benchmarking analyses of executive officer compensation and make recommendations on performance metrics and incentive opportunity levels for the NEOs. FGMK was asked to make recommendations related to the LTIP awards, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. The Compensation Committee has reviewed the independence of FGMK in light of SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that FGMK's work for the Compensation Committee does not raise any conflict of interest. All work performed by FGMK is subject to review and approval of the Compensation Committee.

Tax & Accounting Considerations

Policy with Respect to Code Section 162(m)

Code Section 162(m) limits the Company's ability to deduct compensation paid in any given year to our CEO and the three other most highly compensated officers other than the chief financial officer (the “Covered Employees”) in excess of $1.0 million. Performance-based compensation may be structured to be exempt from this restriction. The Compensation Committee may grant awards under the Company’s 2009 Equity Compensation Plan, including annual incentive awards, which are intended to meet the performance-based compensation exception under Code Section 162(m). However, we reserve the right to design compensation plans and grant awards that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

Stock-Based Compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options, RSAs, MSUs and SPRs, is measured in accordance with GAAP and is expensed over the applicable vesting period.

Code Sections 280G and 4999

Code Sections 280G and 4999 relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by the Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code Section 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2014. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)
Andrew B. Albert
I. Steven Edelson

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between the Company and its executive officers are summarized below.

Mr. Michael G. DeCata

Mr. DeCata became employed under an October 16, 2012 agreement. Mr. DeCata is currently employed under a new employment agreement as of January 12, 2015. Mr. DeCata's annual base salary was set at $510,000 effective March 16, 2014.

Employment Agreement as of October 16, 2012

Mr. DeCata was eligible to participate in the LTIP and to receive various equity-based compensation awards, including stock options, SPRs, MSUs, RSAs and stock award grants. The agreement also provided for an Initial Equity Grant of 200,000 SPRs effective September 24, 2012, the date Mr. DeCata was appointed President and Chief Executive Officer, pursuant to the Lawson Products, Inc. Amended Stock Performance Plan.

If the Company terminated Mr. DeCata without cause, or he terminated his employment for good reason, Mr. DeCata would have received his then current base salary for 18 months; an amount equal to Mr. DeCata's target bonus with respect to the year in which termination occurred (or, if the target bonus for such year has not been established as of the date of termination, the target bonus for the prior year); coverage under the Company's health benefit plans for an additional 18 months following termination; and all previously unvested, equity-based compensation awards granted to him would have immediately vested and become fully exercisable as of the date of termination for a period of 90 days.

If within 12 months following a CIC the Company terminated Mr. DeCata's employment without cause or if he terminated his employment for good reason, he would have been entitled to receive a lump-sum payment equal to two times his then current annual base salary and two times the higher of the target bonus or the actual bonus for the prior year. In addition, all previously unvested, equity-based compensation awards granted to him would have immediately vested and become fully exercisable as of the date of termination for a period of 90 days, and Mr. DeCata and his family would have been covered under the Company's health benefit plans for two years following termination.

In the event Mr. DeCata died while employed by the Company, his designated beneficiaries would have received an amount equal to 1.5 times Mr. DeCata's then current annual base salary, and they would have been entitled to coverage under the Company's health benefit plans for an additional 18 months.

If Mr. DeCata became disabled, the Company would have paid his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan would have been continued for five and one-half years.

Mr. DeCata has agreed not to compete with the Company during the period of employment and for a period of 18 months thereafter.

Employment Agreement as of January 12, 2015

On January 12, 2015, the Company entered into an employment agreement with Michael G. DeCata, President and Chief Executive Officer. This agreement replaces and supersedes his original employment agreement, dated October 16, 2012, by and between the Company and Mr. DeCata.

Pursuant to this agreement, Mr. DeCata is eligible for a performance-based annual incentive opportunity as determined each year by the Board-approved Annual Incentive Plan. In accordance with the employment agreement, the Company entered into an award agreement with Mr. DeCata pursuant to which the Company awarded him an option to purchase 40,000 shares of our common stock and 380,000 SPRs under the Company’s 2009 Equity Compensation Plan (as amended and restated effective May 13, 2014, the “Equity Plan”).

If the Company terminates Mr. DeCata without cause, or he terminates his employment for good reason, Mr. DeCata will receive his then current base salary for 18 months; an amount equal to Mr. DeCata's target bonus with respect to the year in which termination occurs (or, if the target bonus for such year has not been established as of the date of termination, the target bonus for the prior year); coverage under the Company's health benefit plans for an additional 18 months following termination; and all of outstanding unvested equity awards that would have otherwise vested during the 18 month period had he remained employed during this period, if any, shall immediately vest upon the effective date of the termination. Mr. DeCata will have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any vested equity award that is subject to being exercised. This shall apply only to unvested equity awards where vesting is solely service-based, but shall not apply to unvested equity awards where vesting is performance-based in whole or in part.

If within 12 months following a CIC the Company terminates Mr. DeCata's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the higher of the target bonus or the actual bonus for the prior year. In addition, Mr. DeCata and his family will be covered under the Company's health benefit plans for two years following termination. All of Mr. DeCata's outstanding equity awards, if any, shall immediately vest upon the effective date of termination to the extent not already vested, and he shall have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any equity award that is subject to being exercised.

In the event Mr. DeCata dies while employed by the Company, his designated beneficiaries will receive an amount equal to
1.5 times Mr. DeCata's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 18 months.

If Mr. DeCata becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. DeCata has agreed not to compete with the Company during the period of employment and for a period of 18 months thereafter.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Knutson's annual base salary was set at $339,900 effective March 16, 2014.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Knutson without cause, or he terminates his employment for good reason, Mr. Knutson will receive his then current base salary for 2 years; a pro rata bonus based on the most recent annual bonus; outplacement services not to exceed $25,000; and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Knutson's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Knutson and his family will be covered under the Company's health benefit plans for two years following termination; as well as outplacement services not to exceed $25,000.

In the event Mr. Knutson dies while employed by the Company, his designated beneficiaries will receive an amount equal to 2 times Mr. Knutson's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 2 years.

If Mr. Knutson becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current base salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Knutson has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Jenkins' annual base salary was set at $422,300 effective March 16, 2014.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason, Mr. Jenkins will receive his then current base salary for 2 years; a pro rata bonus based on the most recent annual bonus; and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Jenkins' employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Jenkins and his family will be covered under the Company's health benefit plans for two years following termination.

In the event Mr. Jenkins dies while employed by the Company, his designated beneficiaries will receive an amount equal to 2 times Mr. Jenkins' then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 2 years.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Allen D. Jacobson

Mr. Jacobson is not employed under an employment agreement and, therefore, severance benefits and payments he would receive would be provided pursuant to the Company's Severance Pay Plan. Mr. Jacobson is eligible for performance-based annual incentive bonuses, as well as participation in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants. As stated in his LTIP agreement, any awards shall immediately vest in full in the event of a Change in Control.

Shane T. McCarthy

Mr. McCarthy is not employed under an employment agreement and, therefore, severance benefits and payments he would receive would be provided pursuant to the Company's Severance Pay Plan. Mr. McCarthy is eligible for performance-based annual incentive bonuses, as well as participation in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants. As stated in his LTIP agreement, any awards shall immediately vest in full in the event of a Change in Control.

2014 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last three fiscal years awarded to or earned by individuals who served during 2014 as the Company's CEO, Chief Financial Officer and each of the Company's three other most highly compensated executive officers in 2014. The following table includes all amounts awarded to the CEO and other NEOs related to the LTIPs and RSAs granted by the Compensation Committee throughout the current and previous performance cycles. Compensation information is not presented for 2012 and 2013 for Messrs. Jacobson and McCarthy because they were not NEOs in such years.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

Michael G. DeCata (7)(8)	2014	$502,708	$—	$161,648	$237,500	$759,696	$11,700	$1,673,253
President and	2013	475,000	—	198,273	237,500	283,756	477,127	1,671,656
Chief Executive Officer	2012	118,750	118,750	—	760,000	—	3,958	1,001,458

Ronald J. Knutson	2014	337,838	145,600	67,382	99,000	253,158	11,700	914,677
Executive Vice President,	2013	330,000	145,600	82,643	99,000	98,568	10,400	766,211
Chief Financial Officer	2012	330,000	—	43,680	124,880	186,424	15,530	700,514

Neil E. Jenkins	2014	419,737	—	83,717	123,000	314,529	11,700	952,683
Executive Vice President,	2013	410,000	—	102,681	123,000	122,463	10,400	768,544
Secretary and General Counsel	2012	410,000	—	55,845	142,720	246,000	19,558	874,123

Allen D. Jacobson	2014	261,615	63,887	39,134	57,498	187,089	11,700	620,923
Senior Vice President, Sales	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Shane T. McCarthy	2014	244,742	52,062	35,222	51,750	186,200	10,805	580,781
Senior Vice President,	2013	—	—	—	—	—	—	—
Supply Chain	2012	—	—	—	—	—	—	—

(1)	The amounts listed in this column represent the base salary paid to the NEOs in 2014, 2013 and 2012.

(2)
The amounts in this column represent retention bonuses paid to Messrs. Knutson, Jacobson and McCarthy in 2014. As agreed to in his Employment Agreement, Mr. DeCata received a one-time 2012 bonus payment of $118,750 based on his continued employment with the Company.

(3)
The amounts in this column represent the aggregate grant date fair value of the MSU-based portion of the 2014-2016 LTIP to be awarded at the end of the three-year performance period determined in accordance with FASB Accounting Standards Codification ("ASC") 718, "Compensation-Stock Compensation". The maximum award that can be earned in year three if maximum performance is achieved, based on the grant date value of our common stock and assuming a per share price of $20.00, which is the maximum performance goal, is as follows: Mr. DeCata - $445,313; Mr. Knutson - $185,625; Mr. Jenkins - $230,625; Mr. Jacobson - $107,808; and Mr. McCarthy - $97,031.

(4)
The amounts in this column represent the aggregate grant date fair value of the SPRs and Non-Qualified Stock Options awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2014 were paid out in 2015.

(6)
See All Other Compensation table for details regarding the amounts in this column for 2014. In 2013, Messrs. DeCata, Knutson and Jenkins received excess Company 401(k) contributions of $6,225, $2,800 and $6,000 respectively. These excess contributions were recovered by the Company in 2014 and have been reflected in 2013.

(7)	Mr. DeCata joined the Company in September 2012.

(8)
Mr. DeCata received an Initial Equity Award of 200,000 SPRs in 2012. 50% of award is contingent on the participant's continued employment through the three year anniversary from grant date and 50% of award is based on the value of the Company's common stock reaching 200% of the exercise price from initial grant date.

ALL OTHER COMPENSATION IN 2014

	Profit	Defined	Deferred
	Sharing	Matching	Compensation
	Contribution	Contribution	Plan
Name and Principal Position	(1)	(2)	Contributions	Total

Michael G. DeCata	$1,300	$10,400	$—	$11,700
President and Chief Executive Officer

Ronald J. Knutson	1,300	10,400	—	11,700
Executive Vice President, Chief Financial Officer

Neil E. Jenkins	1,300	10,400	—	11,700
Executive Vice President, Secretary and General Counsel

Allen D. Jacobson	1,300	10,400	—	11,700
Senior Vice President, Sales

Shane T. McCarthy	1,224	9,581	—	10,805
Senior Vice President, Supply Chain

(1)	The Company made a profit sharing contribution of 0.5% of base salary up to the 2014 IRS annual compensation limit of $260,000.

(2)	The Company matches employee contributions of 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.

GRANTS OF PLAN-BASED AWARDS IN 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Options of Stock (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Award Options ($)

Michael G. DeCata
2014 AIP (1)	3/15/2014	255,000	510,000	765,000
2014-2016 LTIP (2)	1/8/2014				7,422	14,844	22,266			161,648
2014-2016 LTIP (3)	1/8/2014							33,498	12.88	237,500

Ronald J. Knutson
2014 AIP (1)	3/15/2014	84,975	169,950	254,925
2014-2016 LTIP (2)	1/8/2014				3,094	6,188	9,281			67,382
2014-2016 LTIP (3)	1/8/2014							13,963	12.88	99,000

Neil E. Jenkins
2014 AIP (1)	3/15/2014	105,575	211,150	316,725
2014-2016 LTIP (2)	1/8/2014				3,844	7,688	11,531			83,717
2014-2016 LTIP (3)	1/8/2014							17,348	12.88	123,000

Allen D. Jacobson
2014 AIP (1)	3/15/2014	63,019	126,037	189,056
2014-2016 LTIP (2)(4)	2/7/2014				1,797	3,594	5,390			39,134
2014-2016 LTIP (3)(4)	2/7/2014							7,306	13.92	57,498

Shane T. McCarthy
2014 AIP (1)	3/15/2014	62,500	125,000	187,500
2014-2016 LTIP (2)	1/8/2014				1,617	3,234	4,852			35,222
2014-2016 LTIP (3)	1/8/2014							7,299	12.88	51,750

(1)	Reflects potential awards under the 2014 AIP. These awards were paid in February 2015.

(2)
Amounts represent the threshold, target and maximum award that can be earned under the MSU portion of the 2014-2016 LTIP based on a threshold stock price goal of $13.61, a target stock price goal of $16.00 and a maximum stock price goal of $20.00. The shares will be awarded and vest based on the trailing 30-day average closing price of the Company’s common stock at vest date on December 31, 2016.

(3)	Represents SPRs granted under the 2014-2016 LTIP. The SPRs cliff vest in full on December 31, 2016, provided that the participant remains continuously employed by the Company through such date.

(4)	Mr. Jacobson's 2014-2016 LTIP award was granted on 2/7/2014 coinciding with the date he was promoted to Senior Vice President, Sales.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price		Options/SPR Expiration Date	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested

Named Executive Officer	Exercisable	Unexercisable

Michael G. DeCata	100,000	—	5.96	(2)	9/24/2022
	—	100,000	5.96	(3)	9/24/2022
	—	40,878	12.18	(4)	12/31/2020
	—	33,498	12.88	(5)	12/31/2021
				(6)		26,389	$705,111
				(7)		22,266	594,938

Ronald J. Knutson	2,600	—	14.04	(8)	5/10/2017
	28,000	—	10.00	(9)	10/2/2017
	28,000	—	10.00	(10)	10/2/2017
	—	17,040	12.18	(4)	12/31/2020
	—	13,963	12.88	(5)	12/31/2021
				(6)		11,000	293,920
				(7)		9,281	247,995

Neil E. Jenkins	10,000	—	25.43	(11)	3/17/2018
	7,800	—	17.65	(12)	12/22/2016
	32,000	—	10.00	(9)	10/2/2017
	32,000	—	10.00	(10)	10/2/2017
	—	21,170	12.18	(4)	12/31/2020
	—	17,348	12.88	(5)	12/31/2021
				(6)		13,667	365,173
				(7)		11,531	308,115

Allen D. Jacobson	2,900	—	17.65	(12)	12/22/2016
	1,434	—	14.04	(13)	5/10/2020
	5,000	—	10.00	(9)	10/2/2017
	5,000	—	10.00	(10)	10/2/2017
	—	4,398	12.18	(4)	12/31/2020
	—	7,306	13.92	(14)	12/31/2021
				(6)		2,839	75,870
				(15)		5,390	144,032

Shane T. McCarthy	5,000	—	19.62	(16)	2/25/2019
	2,300	—	17.65	(12)	12/22/2016
	1,152	—	14.04	(13)	5/10/2020
	10,000	—	10.00	(9)	10/2/2017
	10,000	—	10.00	(10)	10/2/2017
	—	8,326	12.18	(4)	12/31/2020
	—	7,299	12.88	(5)	12/31/2021
				(6)		5,375	143,620
				(7)		4,852	129,634

(1)	The data in this chart represents grants under SPRs, which have similar characteristics to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	These SPRs became fully vested based upon Company stock price reaching 200% of exercise price. These rights became fully exercisable on 9/24/2013.

(3)	Will become fully vested contingent on the participant's continued employment through 9/24/2015.

(4)	Represents the SPRs granted on 1/22/2013 as part of the 2013-2015 LTIP award, which cliff vest on 12/31/2015, subject to the recipient’s continued employment with the Company.

(5)	Represents the SPRs granted on 1/8/2014 as part of the 2014-2016 LTIP award, which cliff vest on 12/31/2016, subject to the recipient’s continued employment with the Company.

(6)
Represents the MSUs granted on 1/22/2013 as part of the 2013-2015 LTIP award, which cliff vest on 12/31/2015 based on the trailing 30-day average closing price of the Company’s common stock at vest date on December 31, 2015, and subject to the recipient’s continued employment with the Company. MSUs reflect maximum awards, as closing stock price at December 31, 2014 of $26.72 per share exceeds maximum price of $18.00.

(7)
Represents the MSUs granted on 1/8/2014 as part of the 2014-2016 LTIP award, which cliff vest on 12/31/2016 based on the trailing 30-day average closing price of the Company’s common stock at vest date on December 31, 2016, and subject to the recipient’s continued employment with the Company. MSUs reflect maximum awards, as closing stock price at December 31, 2014 of $26.72 per share exceeds maximum price of $20.00.

(8)	Fully vested on May 10, 2013.

(9)	Non-qualified options issued based upon the participant agreement to cancel the participant's performance-based cash award for this period; fully vested 12/31/2014.

(10)	SPRs issued based upon the participant agreement to cancel the participant's performance-based cash award for this period; fully vested 12/31/2014.

(11)	Fully vested on March 17, 2011.
(12) Fully vested on December 22, 2012.
(13) Fully vested on December 31, 2012.
(14) Represents the SPRs granted on 2/7/2014 as part of the 2014-2016 LTIP award, which cliff vest on 12/31/2016 subject to the recipient’s continued employment with the Company.
(15) Represents the MSUs granted on 2/7/2014 as part of the 2014-2016 LTIP award, which cliff vest on 12/31/2016 based on the trailing 30-day average closing price of the Company’s common stock at vest date on December 31, 2016, and subject to the recipient’s continued employment with the Company. MSUs are valued at maximum price of $20.00, as closing stock price at December 31, 2014 of $26.72 per share exceeds maximum price.
(16) Fully vested on February 25, 2012.

OPTIONS/SPR EXERCISES AND STOCK VESTED IN 2014

There were no exercises of SPRs or Options for any of the NEOs during the year ended December 31, 2014. The following table represents the number of shares acquired in 2014 upon vesting in the restricted share awards granted pursuant to the 2012-2014 LTIP.

	Stock Awards
Named Executive Officer	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)

Michael G. DeCata	—	—

Ronald J. Knutson	2,763	73,827

Neil E. Jenkins	3,532	94,375

Allen D. Jacobson	786	21,002

Shane T. McCarthy	636	16,994

(1)	Represents the aggregate dollar value realized upon vesting of the restricted stock awards related to the 2012-2014 LTIP; awards vested on 12/31/2014.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company's 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, and LTIP award amounts. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts. The Company also makes a contribution to the Deferral Plan equal to the amount the executives, including NEOs, would have received under the Company's tax-qualified 401(k) plan, but for Internal Revenue Code limits.

The investment options available to an executive include some funds generally similar to or as available through the Company's qualified retirement plan. The Company does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

Distributions from the Plan

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

Named Executive Officer	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)

Michael G. DeCata	$151,939	$—	$2,727	$—	$168,306

Ronald J. Knutson	50,632	—	10,087	—	189,362

Neil E. Jenkins	19,924	—	234,130	—	2,677,864

Allen D. Jacobson	—	—	3,514	—	44,171

Shane T. McCarthy	—	—	451	—	9,363

(1)	Represents contributions in 2015 pertaining to 2014 earnings.

(2)	Amounts reported at the beginning of the fiscal year were $13,640, $128,643, $2,423,810, $40,657, and $8,912 for Messrs. DeCata, Knutson, Jenkins, Jacobson and McCarthy, respectively.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL

The following table outlines potential payments to our NEOs under existing contracts, agreements, plans or arrangements for various scenarios under termination or a CIC, assuming a December 31, 2014 termination date and the closing price of our common stock of $26.72 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments may be reduced if it would result in the imposition of an excise tax under Code Section 280G and the reduction would result in the executive officer receiving a greater amount net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

In order for the CEO and other NEOs to receive the acceleration of benefits listed below upon a change in control, termination of employment is required within a designated time period after the occurrence of a CIC. This approach is commonly referred to as a "double trigger" acceleration upon a CIC.

	Termination After a Change of Control	Termination Without Cause by Lawson	Voluntary Termination for Good Reason by Executive	Death	Disability

Michael G. DeCata (1)(2)
Base Salary	$1,020,000	$765,000	$765,000	$765,000	$1,122,000
Annual Incentive Plan	1,020,000	510,000	510,000	—	—
2012 Stock Performance Rights (3)	2,076,000	2,076,000	2,076,000	—	—
2013-2015 LTIP SPRs and MSUs (4)	1,299,477	702,696	—	702,696	702,696
2014-2016 LTIP SPRs and MSUs (5)	1,058,550	282,798	—	282,798	282,798
Medical Benefits	25,846	18,598	18,598	18,598	68,191
Cutback Deduction (6)	—	—	—	—	—
Total	$6,499,873	$4,355,092	$3,369,598	$1,769,092	$2,175,686

Ronald J. Knutson (7)
Base Salary	$679,800	$679,800	$679,800	$679,800	$747,780
Annual Incentive Plan	197,136	98,568	98,568	—	—
2013-2015 LTIP SPRs and MSUs (4)	541,682	292,908	—	292,908	292,908
2014-2016 LTIP SPRs and MSUs (5)	441,247	117,881	—	117,881	117,881
Outplacement Services	25,000	25,000	25,000	—	—
Medical Benefits	24,797	24,797	24,797	24,797	68,191
Cutback Deduction (6)	(204,112)	—	—	—	—
Total	$1,705,550	$1,238,954	$828,165	$1,115,386	$1,226,760

Neil E. Jenkins (8)
Base Salary	$844,600	$844,600	$844,600	$844,600	$929,060
Annual Incentive Plan	244,926	122,463	122,463	—	—
2013-2015 LTIP SPRs and MSUs (4)	672,985	363,912	—	363,912	363,912
2014-2016 LTIP SPRs and MSUs (5)	548,211	146,461	—	146,461	146,461
Medical Benefits	25,569	25,569	25,569	25,569	70,314
Cutback Deduction (6)	(278,654)	—	—	—	—
Total	$2,057,637	$1,503,005	$992,632	$1,380,542	$1,509,748

Allen D. Jacobson (9)
Base Salary	$—	$394,818	$—	$—	$—
2013-2015 LTIP SPRs and MSUs (4)	139,817	75,605	—	75,605	75,605
2014-2016 LTIP SPRs and MSUs (10)	237,548	62,309	—	62,309	62,309
Medical Benefits	—	19,177	—	—	—
Total	$377,365	$551,909	$—	$137,914	$137,914

Shane T. McCarthy (9)
Base Salary	$—	$375,000	$—	$—	$—
2013-2015 LTIP SPRs and MSUs (4)	264,680	143,119	—	143,119	143,119
2014-2016 LTIP SPRs and MSUs (5)	230,652	61,616	—	61,616	61,616
Medical Benefits	—	19,385	—	—	—
Total	$495,332	$599,120	$—	$204,735	$204,735

(1)
Termination payment does not include the payouts of deferred compensation of $169,520, $189,751, $2,678,663, $44,179 and $9,363 due Messrs. DeCata, Knutson, Jenkins, Jacobson and McCarthy, respectively. These amounts are discussed above under the caption “Nonqualified Deferred Compensation”.

(2)	Pursuant to Mr. DeCata's employment agreement, severance includes 2 times his 2014 salary, 2 times his 2014 target bonus, full acceleration of SPRs and MSUs, and 2 years of benefits continuance.

(3)	Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2014 stock price ($26.72) and the exercise price ($5.96).

(4)
Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2014 stock price ($26.72) and the exercise price ($12.18); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2014 stock price ($26.72) multiplied by the 12/31/2014 stock price ($26.72).

(5)
Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2014 stock price ($26.72) and the exercise price ($12.88); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2014 stock price ($26.72) multiplied by the 12/31/2014 stock price ($26.72).

(6)
Pursuant to the "better of" net payment terms upon a change in control in their respective employment agreements, Mr. DeCata would receive a full payment net of all taxes without a cut-back to preclude Sec. 4999 excise taxes, Messrs. Knutson and Jenkins would receive a payment cut-back to preclude Sec. 4999 excise taxes.

(7)
Pursuant to Mr. Knutson's employment agreement, severance includes 2 times his 2014 salary, 2 times his 2013 actual bonus earned, outplacement services, full acceleration of stock options, SPRs, RSAs and MSUs, and 2 years of benefits continuance.

(8)
Pursuant to Mr. Jenkins' employment agreement, severance includes 2 times his salary, 2 times his 2013 actual bonus earned, full acceleration of stock options, SPRs, RSAs and MSUs, and 2 years of benefits continuance.

(9)	Pursuant to the Company's Severance Pay Plan, severance includes 1.5 times his 2014 salary and full acceleration of RSAs and MSUs pursuant to the award agreements.

(10)
Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2014 stock price ($26.72) and the exercise price ($13.92); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2014 stock price ($26.72) multiplied by the 12/31/2014 stock price ($26.72).

DIRECTOR COMPENSATION IN 2014

Director Compensation

In 2014, Lawson's non-employee directors received an annual cash retainer of $75,000 for participating in the Board and Board committee meetings. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $60,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company.

The Chairman of the Board received an additional $25,000 for his service as Chairman and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation

Audit	$15,000
Compensation	10,000
Financial Strategies	5,000
Management Development	5,000
Nominating and Governance	5,000

Director Compensation Table

The following table shows compensation earned in 2014 by non-employee directors.

Director	2014 Fees Earned or Paid In Cash	2014 Stock Awards (1)	2014 Total

Andrew B. Albert	$75,000	$60,000	$135,000
I. Steven Edelson	75,000	60,000	135,000
James S. Errant	75,000	60,000	135,000
Lee S. Hillman	90,000	60,000	150,000
Ronald B. Port, M.D.	100,000	60,000	160,000
Thomas S. Postek	90,000	60,000	150,000
Wilma J. Smelcer	85,000	60,000	145,000

(1) Represents the grant date fair value of the RSAs for 2014 Board Service. As of December 31, 2014, each of our non-employee directors held 3,589 shares of unvested restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's policy regarding related party transactions is outlined in the Code of Business Conduct which is applicable to all employees and sales representatives and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.

The Company's policy is for all transactions between the Company and any related person to be promptly reported to the Company's Chief Ethics and Business Conduct Officer who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company's Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

FEES BILLED TO THE COMPANY BY BDO USA, LLP

BDO USA, LLP was the Company's principal accountant in 2014 and 2013. Aggregate fees for professional services rendered for the Company by BDO USA, LLP for such years were as follows:

	Year Ended December 31,
	2014	2013
Audit Fees	$372,500	$341,250
Audit-Related Fees	—	—
Tax Fees	94,060	100,189
All Other Fees	—	—
Percentage of Total Fees Attributable to Non-Audit (“other”) Fees	0.00%	0.00%
	$466,560	$441,439

Audit Fees

Audit services include fees for the annual audit, review of the Company's reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to BDO USA, LLP's audit of the Company's effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company did not pay to BDO USA, LLP any audit-related fees in Fiscal 2014 and Fiscal 2013.

Tax Fees

Aggregate fees of $94,060 and $100,189 billed by BDO USA, LLP in 2014 and 2013, respectively are comprised of domestic and international income tax compliance and tax consulting services.

All Other Fees

The Company did not pay to BDO USA, LLP any other fees in Fiscal 2014 and Fiscal 2013.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's external auditors in 2014.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2014, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2014 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2014 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with BDO USA, LLP, our independent auditors, the matters required to be discussed by AS 16, issued by the Public Company Accounting Oversight Board. AS 16, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO USA, LLP a letter providing the disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees), with respect to any relationships between BDO USA, LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us. BDO USA, LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2014 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
Lee S. Hillman
Wilma J. Smelcer
Andrew B. Albert

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of shares of the Company's Common Stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2014 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, excluding certain of the exhibits, Notice of Annual Meeting, or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Deadline for Receipt of Stockholder Proposals for 2016 Annual Meeting

We expect that our 2016 annual meeting of stockholders will be held within 30 days of May 12, 2016, which will be the first anniversary of the upcoming annual meeting. In order to be properly evaluated for inclusion in the Proxy relating to next year's annual meeting, any stockholder proposals must be in writing and received at the Company's corporate headquarters located at 8770 W. Bryn Mawr, Chicago, Illinois, 60631 by December 2, 2015.

In addition, in order to be properly presented at next year's annual meeting, notice of a stockholder proposal must be received between January 23, 2016 and February 12, 2016, at the Company's corporate headquarters, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 12, 2015 meeting. Refer to the Company's by-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year's annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

March 27, 2015

LAWSON Products

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2015.

Vote by Internet

- Go to **www.envisionreports.com/LAWS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposal — The Board of Directors recommends a vote FOR all nominees listed and Proposal 2.

1. ELECTION OF DIRECTORS:

	For	Withhold
01 - Andrew B. Albert	☐	☐
02 - I. Steven Edelson	☐	☐
03 - Thomas S. Postek	☐	☐

Instruction: To maximize the number of nominees elected to the Company's Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named on the reverse side to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write "Cumulate For" and the number of shares and the name(s) of the nominee(s) on this line: ____________________

	For	Against	Abstain
2. Ratification of the Appointment of BDO USA, LLP.	☐	☐	☐

NOTE: In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Attorneys should submit powers of attorney.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

020Q5A

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.

The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until 1:00 a.m. Central Time, on May 12, 2015.

Your vote is important. Please vote immediately.

If you vote over the internet or by telephone, please do not mail your card.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

LAWSON Products

Proxy – LAWSON PRODUCTS, INC.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 12, 2015, Chicago, Illinois

The undersigned hereby makes, constitutes and appoints Michael G. DeCata, Neil E. Jenkins and Ronald J. Knutson, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the "Company"), to be held at Triangle Plaza, 8770 West Bryn Mawr Avenue, Room 933, Chicago, Illinois, on Tuesday, May 12, 2015, at 10:00 A.M. (Local Time), or any adjournment thereof.

If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors' nominees.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2015. A copy of the Notice, the accompanying Proxy Statement for the 2015 Annual Meeting of Shareholders and our 2014 10-K are available at www.edocumentview.com/LAWS.

(Please Sign on Reverse Side)